THE MARCUS CORPORATION REPORTS INCREASED SECOND QUARTER
REVENUES AND EARNINGS
Earnings double due to development and real estate gains

Milwaukee, Wis., December 19, 2006….. The Marcus Corporation (NYSE: MCS) today reported increased revenues, operating income, earnings from continuing operations and net earnings for the second quarter ended November 23, 2006.

Second Quarter Fiscal 2007 Highlights

•	Total revenues for the second quarter of fiscal 2007 were $70,605,000, a 5.3% increase from revenues of $67,025,000 for the second quarter of the prior year.
•	Earnings from continuing operations increased 124% to $10,263,000 or $0.33 per diluted share for the second quarter of fiscal 2007, from earnings from continuing operations of $4,581,000 or $0.15 per diluted share for the second quarter of fiscal 2006.
•	Net earnings were $10,091,000 or $0.33 per diluted share for the second quarter of fiscal 2007, a 100% increase from net earnings of $5,044,000 or $0.16 per diluted share for the same period in the prior year.
•	Operating income increased 2.0% to $8,467,000 for the second quarter of fiscal 2007, from operating income of $8,299,000 for the comparable prior period.
•	Earnings from continuing operations and net earnings include pre-tax gains on the disposition of property, equipment and other assets of $8,582,000, related to the sale of surplus movie theatre and restaurant properties and development gains on the sale of units at the company’s condominium hotel project in Las Vegas.
•	Last year’s net earnings included $463,000 of earnings from discontinued operations, net of income taxes, consisting primarily of additional gains on the sale of the company’s discontinued limited-service lodging division. Results from the company’s former limited-service lodging division, Miramonte Resort and vacation ownership development have been classified as discontinued operations in accordance with current accounting pronouncements.

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First Half Fiscal 2007 Highlights

•	Total revenues for the first half of fiscal 2007 were $164,012,000, a 7.0% increase from revenues of $153,270,000 for the same period in the prior year.
•	Earnings from continuing operations increased 41.3% to $23,971,000 or $0.78 per diluted share for the first half of fiscal 2007, from earnings from continuing operations of $16,960,000 or $0.55 per diluted share for the first half of fiscal 2006.
•	Net earnings were $23,798,000 or $0.77 per diluted share for the first half of fiscal 2007, a 15.9% increase from net earnings of $20,533,000 or $0.67 per diluted share for the comparable prior period.
•	Operating income was $29,649,000 for the first half of fiscal 2007, a 10.7% increase from operating income of $26,786,000 for the same period in the prior year.

“Marcus Hotels and Resorts continued to report strong operating results, benefiting from investments in both new and existing properties and from the positive trends in the lodging industry. Revenues and operating income for Marcus Theatres increased for the first half of the fiscal year, but were lower for the second quarter due to weaker film product than in the second quarter of last year. Overall, our results benefited from gains on real estate investments, once again highlighting the significant underlying value of these assets on our balance sheet,” said Stephen H. Marcus, chairman and chief executive officer of The Marcus Corporation.

Marcus Hotels and Resorts

For Marcus Hotels and Resorts, revenue per available room (RevPAR) for comparable properties increased 7.8% in the second quarter and 7.5% for the first half of the fiscal year. Both revenues and operating income increased in the second quarter, despite over $700,000 of preopening expenses for The Platinum Hotel & Spa in Las Vegas, the Skirvin Hilton hotel in Oklahoma City, Okla. and the Wyndham Milwaukee Center hotel.

“The Platinum Hotel & Spa opened in late October, and we are now working on closing the purchases of the individual units. We recorded a pre-tax development gain of approximately $1.4 million on the project in the second quarter and expect that our total pre-tax gain from this project may approach $7 million by the time all units have closed. We also acquired the interest of a joint-venture partner, increasing our ownership of the public space to 90%. The Platinum is only the second condominium hotel project to open in Las Vegas. As a nongaming, nonsmoking full-service property, we believe The Platinum is uniquely positioned as a refreshing alternative to the many large casino developments in the city,” said Marcus.

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“Marcus Hotels and Resorts added two new management contracts in the second quarter. In October, we signed an agreement to manage Brynwood Country Club in Milwaukee, Wis., and in November, we assumed management of Resort Suites, a four-star destination resort in Scottsdale, Ariz. The new properties leverage our golf course and upscale resort management experience and are excellent additions to our portfolio,” said Marcus.

He noted that construction is continuing on the Skirvin Hilton hotel in Oklahoma City, which is expected to open in February 2007. “In the meantime, our current-year earnings are benefiting from a lower effective tax rate resulting from anticipated historic tax credits related to the extensive renovation of this very special property,” Marcus said.

“We also continue to invest in our existing properties. The renovation and repositioning of the Wyndham Milwaukee Center is nearly completed. We have created a trendy, upscale environment for this property, which will be further defined by the change to the luxury InterContinental brand in the next few weeks. At the Pfister Hotel in Milwaukee, we recently opened an exciting new restaurant named the “Mason Street Grill” and have opened our expanded conference facilities at the Grand Geneva Resort & Spa in Lake Geneva, Wis.,” said Marcus.

“These and other investments in our hotel properties further enhance our reputation as a leading hotel management company and are expected to contribute to the future growth and profitability of the division,” he added.

Marcus Theatres

“While the fall quarter is historically not as strong as the summer, movies such as The Departed, Open Season, Borat and Casino Royale performed very well in the second quarter. However, this film slate did not surpass the outstanding performance of Harry Potter and the Goblet of Fire and Chicken Little for this same period last year. On the positive side, both revenues and operating income are up for the first six months of the fiscal year, due to the strong first-quarter performance of Pirates of the Caribbean: Dead Man’s Chest,” said Marcus.

“The holiday season is traditionally strong for the motion picture business and there are a number of potentially solid hits in the pipeline. These include Eragon and The Pursuit of Happyness which opened well this past weekend and will be followed quickly by films such as We Are Marshall, Night at the Museum, Rocky Balboa and Dreamgirls. Last year’s holiday season included the Harry Potter and the Goblet of Fire film as well as The Chronicles of Narnia: The Lion, the Witch and the Wardrobe and King Kong, three of the six top-performing films of our fiscal year, so comparisons may be difficult. Looking ahead, the extended film line-up for spring continues to look very good and we will end this fiscal year with the May openings of Spider-Man 3, Shrek the Third and Pirates of the Caribbean: At Worlds End,” he added.

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“We opened two new theatres in Wisconsin on November 17, a 13-screen theatre in Sturtevant (Racine) that includes our seventh signature UltraScreen® and a 12-screen theatre in Green Bay. Both theatres have been enthusiastically received by local audiences and offer the latest in amenities and technology. In addition, construction continues on the Majestic, our new flagship theatre in Brookfield, Wis., that will be an entertainment destination including traditional theatres, two UltraScreens, a multi-use venue, restaurants and a cocktail lounge. The Majestic is scheduled to open in spring 2007,” said Marcus.

He noted that the gains on sale of real estate in the second quarter include a pre-tax gain of over $5 million on the sale of the company’s Westown Cinema in Waukesha, Wis. The Westown will remain open until shortly before the opening of the nearby Majestic theatre.

Summary

“We are pleased with our improved financial results for the first half of the fiscal year. Looking ahead, ongoing investments in both new and existing properties, as well as the pursuit of additional hotel management contracts, will continue to be a primary focus in building value for our shareholders,” said Marcus.

Conference Call and Webcast

Marcus Corporation management will host a conference call today, December 19, 2006, at 3:00 p.m. Central/4:00 p.m. Eastern time to discuss the second quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-913-981-4903. Listeners should dial in to the call at least 5 — 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Tuesday, December 26, 2006 by dialing 1-888-203-1112 and entering the passcode 2954341. The Webcast of the conference call will be archived on the company’s Web site until the next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The Marcus Corporation’s movie theatre division, Marcus Theatres®, owns or manages 508 screens at 43 locations in Wisconsin, Illinois, Minnesota and Ohio, and one family entertainment center in Wisconsin. The company’s lodging division, Marcus Hotels and Resorts, owns or manages 17 hotels, resorts and other properties in Wisconsin, Illinois, Ohio, Missouri, California, Minnesota, Texas and Arizona, with one additional property under development. For more information, visit the company’s Web site at www.marcuscorp.com.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION
Consolidated Statements of Earnings (Unaudited)
(in thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	Nov. 23, 2006	Nov. 24, 2005	Nov. 23, 2006	Nov. 24, 2005
Revenues:
Rooms and telephone	$23,546	$20,321	$50,121	$43,607
Theatre admissions	17,772	19,119	47,716	47,866
Theatre concessions	8,733	8,995	23,635	22,651
Food and beverage	12,117	10,727	23,806	21,501
Other revenues	8,437	7,863	18,734	17,645

Total revenues	70,605	67,025	164,012	153,270
Costs and expenses:
Rooms and telephone	8,059	6,959	16,296	14,472
Theatre operations	14,608	15,351	38,020	37,314
Theatre concessions	1,924	1,954	5,228	4,896
Food and beverage	8,716	7,847	17,178	16,034
Advertising and marketing	4,860	4,244	9,581	8,549
Administrative	7,981	7,443	16,242	14,900
Depreciation and amortization	6,303	6,579	12,708	13,060
Rent	814	914	1,678	1,838
Property taxes	2,730	2,651	5,247	5,191
Preopening expenses	931	28	1,206	364
Other operating expenses	5,212	4,756	10,979	9,866

Total costs and expenses	62,138	58,726	134,363	126,484

Operating income	8,467	8,299	29,649	26,786
Other income (expense):
Investment income	661	2,140	1,457	4,117
Interest expense	(3,191)	(3,593)	(6,477)	(7,331)
Gain on disposition of property,
equipment and other assets	8,582	239	8,569	3,222
Equity losses from unconsolidated
joint ventures, net	(1,102)	(444)	(1,399)	(777)

	4,950	(1,658)	2,150	(769)

Earnings from continuing operations
before income taxes	13,417	6,641	31,799	26,017
Income taxes	3,154	2,060	7,828	9,057

Earnings from continuing operations	10,263	4,581	23,971	16,960
Discontinued operations:
Loss from discontinued operations,
net of income taxes	(185)	(90)	(209)	(716)
Gain on sale of discontinued operations,
net of income taxes	13	553	36	4,289

	(172)	463	(173)	3,573

Net earnings	$10,091	$5,044	$23,798	$20,533

Earnings per share - basic:
Continuing operations	$0.34	$0.15	$0.79	$0.56
Discontinued operations	(0.01)	0.02	(0.01)	0.12

Net earnings per share	$0.33	$0.17	$0.78	$0.68

Earnings per share - diluted:
Continuing operations	$0.33	$0.15	$0.78	$0.55
Discontinued operations	--	0.01	(0.01)	0.12

Net earnings per share	$0.33	$0.16	$0.77	$0.67

Weighted average shares outstanding:
Basic	30,354	30,337	30,317	30,318
Diluted	30,805	30,703	30,750	30,694

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THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	(Unaudited) November 23, 2006	(Audited) May 25, 2006
Assets:
Cash and cash equivalents	$11,507	$34,528
Cash held by intermediaries	11,760	1,752
Accounts and notes receivable	17,634	17,691
Refundable income taxes	--	216
Deferred income taxes	6,118	5,898
Condominium units held for sale	76,413	--
Other current assets	19,368	11,273
Assets of discontinued operations	1,729	7,545
Property and equipment - net	481,168	450,529
Other assets	52,878	57,802

Total Assets	$678,575	$587,234

Liabilities and Shareholders’ Equity:
Accounts and notes payable	$14,363	$19,899
Income taxes	1,896	--
Taxes other than income taxes	11,684	11,064
Other current liabilities	21,611	22,331
Current maturities of long-term debt	117,233	53,402
Liabilities of discontinued operations	2,649	1,998
Long-term debt	131,363	123,110
Deferred income taxes	29,993	27,946
Deferred compensation and other	29,263	26,161
Shareholders’ equity	318,520	301,323

Total Liabilities and Shareholders’ Equity	$678,575	$587,234

THE MARCUS CORPORATION
Business Segment Information (Unaudited)
(in thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Continuing Operations Total	Discontinued Operations	Total
13 Weeks Ended November 23, 2006
Revenues	$28,039	$42,254	$312	$70,605	$9	$70,614
Operating income (loss)	4,751	6,116	(2,400)	8,467	73	8,540
Depreciation and amortization	2,788	3,338	177	6,303	--	6,303
13 Weeks Ended November 24, 2005
Revenues	$29,714	$36,974	$337	$67,025	$1,654	$68,679
Operating income (loss)	5,143	5,561	(2,405)	8,299	(122)	8,177
Depreciation and amortization	3,100	3,207	272	6,579	52	6,631
26 Weeks Ended November 23, 2006
Revenues	$74,517	$88,865	$630	$164,012	$3,690	$167,702
Operating income (loss)	17,008	17,152	(4,511)	29,649	12	29,661
Depreciation and amortization	5,636	6,657	415	12,708	12	12,720
26 Weeks Ended November 24, 2005
Revenues	$73,968	$78,616	$686	$153,270	$3,930	$157,200
Operating income (loss)	16,826	14,183	(4,223)	26,786	(1,329)	25,457
Depreciation and amortization	6,267	6,221	572	13,060	107	13,167

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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